Filed Pursuant to Rule 433 of the Securities Act of 1933 Free Writing Prospectus dated September 1, 2026 Relating to the Preliminary Prospectus Supplement dated August 31, 2026 Registration No. 333-295142 On August 31, 2026, DeFi Development Corp. (the “Company”) made available an investor presentation relating to the Company’s proposed offering of shares of its Variable Rate Series C Perpetual Preferred Stock (“CHAD Stock”). A copy of the slides included in the investor presentation and a transcript of the investor presentation are attached hereto as Exhibits A and B, respectively. The Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement (including a base prospectus) and a preliminary prospectus supplement for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference therein or that the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website or by visiting www.dfdv.com.

IPO · NASDAQ · 2026 CHAD Series C Perpetual Preferred Stock

Legal Disclaimers This presentation has been prepared by DeFi Development Corp. (“DFDV,” the “Company,” “we,” “us” or “our”) for informational and discussion purposes only. This presentation does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Company has filed a registration statement on Form S-3 (File No. 333-295142) with the U.S. Securities and Exchange Commission (the “SEC”), which has become effective. Any offering of the preferred stock described herein will be made only by means of a prospectus supplement and the accompanying base prospectus forming part of the effective registration statement. Before investing, prospective investors should read the applicable prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein for more complete information about the Company, the offering and the securities being offered. These documents are or will be available free of charge through the SEC’s website at www.sec.gov and from the applicable underwriters or other offering participants identified in the prospectus supplement. This presentation is a summary only and does not purport to contain all information that may be required to evaluate the Company, the preferred stock or the offering. The information in this presentation is qualified in its entirety by the applicable prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. In the event of any inconsistency between this presentation and such offering materials, the information contained in the applicable prospectus supplement, accompanying prospectus and documents incorporated by reference therein shall control. Investing in the preferred stock involves significant risks. Prospective investors should carefully consider the risks and uncertainties described under “Risk Factors” in the applicable prospectus supplement and accompanying prospectus and in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC and incorporated by reference into the applicable prospectus supplement and accompanying prospectus, together with all other information contained or incorporated by reference therein, before making an investment decision. Certain information contained in this presentation has been obtained from third-party sources that the Company believes to be reliable. The Company has not independently verified all such information, and no representation or warranty, express or implied, is made as to its accuracy or completeness. Nothing contained in this presentation constitutes investment, legal, tax or accounting advice. Prospective investors should conduct their own independent investigation and evaluation of the Company and the offering and consult their own financial, legal, tax, accounting and other advisers concerning the consequences of an investment in the preferred stock.

Legal Disclaimers (cont.) This presentation contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements regarding business strategies and prospects, capital deployment plans, and expectations regarding future financial and operating metric reporting and targets, including regarding SPS and future SOL price, and can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) fluctuations in the market price of SOL and any associated losses that the Company may incur as a result of a decrease in the market price of SOL; (ii) a failure for the demand for SOL, or activity on the SOL network, to continue to develop and grow as predicted in our DFDV Model or at all; (iii) volatility in our stock price, including due to future issuances of common stock and securities convertible into common stock; (iv) the effect of and uncertainties related the ongoing volatility in interest rates; (v) our ability to achieve and maintain profitability in the future; (vi) the impact on our business of the regulatory environment and complexities with compliance related to such environment including changes in securities laws or other laws or regulations; (vii) changes in the accounting treatment relating to the Company’s SOL holdings; (viii) our ability to respond to general economic conditions; (ix) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (x) our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth and (xi) other risks and uncertainties more fully in the section captioned “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. As a result of these matters, changes in facts, assumptions not being realized, or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this presentation. Forward-looking statements contained in this presentation are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Offering Overview Issuer DeFi Development Corp. (DFDV) Offering Size $20,000,000 Security Variable Rate Series C Perpetual Preferred Stock (CHAD) Price Talk $9.00 Ticker / Exchange CHAD · NASDAQ Variable Dividend Cumulative dividends at an initial rate of 13.0% per annum on the Par Value., subject to adjustment as described below, payable daily. Our current intention, which is subject to change in our sole and absolute discretion, is to adjust the regular dividend rate in such a manner as we believe will maintain the CHAD Stock’s trading price within its stated long-term range of $9.95 and $11.00 per share. We will take any such actions at our sole discretion based on our subjective assessment of market conditions and the measures we believe are necessary to achieve our intended objectives. Book-Running Mgr. RF Lafferty & Co., Inc. 4 Use of Proceeds General corporate purposes, including the acquisition of Solana and for working capital Ranking • Senior to common stock; • On parity with the Series A Preferred Stock and any future class or series of the company’s capital stock expressly designated as ranking on parity with the Series C Perpetual Preferred Stock; • Junior to the company’s existing and future indebtedness (including Convertible Notes); • Structurally junior to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the company is not a holder thereof) capital stock of subsidiaries Stated Amount $10.00

5 CONTENTS CHAD: The Next Evolution of Digital Credit 01 The Rise of Digital Credit 02 Digital Credit's Next Evolution is on Solana 03 DFDV: Leveraged SOL Exposure 04 Terms and Pro-Forma Credit Analysis

CHAPTER 01 01 The Rise of Digital Credit

Traditional credit forces investors to choose between yield, liquidity, and transparency

Price-to-NAV of Leading Private Credit Funds


Ares
Blue Owl
Blackstone
FS KKR
Prospect
MS
BS
Oaktree
New Mountain
BainCap
Cion Invs
Fidus Invst Co
0.00
0.25
0.50
0.75
1.00
P/NAV

Nominal vs. Real Yields by Credit Tier

INSTRUMENT	YIELD	REAL YIELD	RISK
10-Year UST	4.72%	-2.4%	Low
IG Corporate Index	5.43%	-1.6%	Medium
HY Corporate Index	7.08%	0.1%	High
CCC / Distressed Credit	14.70%	+7.7%	Very High

Source: Reuters, https://tradingeconomics.com, https://fred.stlouisfed.org/ as of August 24, 2026

DeFi Development Corp.
7

Digital credit has exploded in 2026, with Strategy’s STRC notional up 3.6x year over year 8 Source: Strategy SEC filings 71% Retail Ownership 12.0% Current Dividend

Digital credit has shown lower volatility than crypto, with minimal correlation to BTC 9 Volatility is 30-D Realized (annualized). Correlation with BTC is YTD through 08/27/26 19% STRC Volatility 0.12 BTC Correlation

Volatility is 30-D Realized (annualized) as of 08/24/26 Digital credit is powered by volatile, appreciating collateral 10 You cannot manufacture a relatively stable, high-yield instrument without a volatile, appreciating collateral base. INPUT 40% Annualized realized volatility of the underlying collateral. + INPUT 30% Expected forward CAGR of the underlying collateral. = OUTPUT A stable, variable-rate coupon VOLATILITY APPRECIATION

CHAPTER 02 02 Digital Credit's Next Evolution is on Solana

Digital Credit works with Bitcoin. It works better with Solana BITCOIN SOLANA Volatility 40% 60% Forward 5-Yr CAGR 30% 60% 2× BTC Productive Yield 0% 6% NATIVE Volatility plus yield is exactly the asset profile a treasury company was built to amplify. DFDV · NASDAQ Source: Internal forecasts for forward CAGR. Volatility is 30D realized annualized as of 08/27/26, average taken over each trading day YTD. 12

CHAD takes the model further, pairing a 13% dividend yield with productive SOL collateral 13 Digital Capital BTC 40 30% STRC VOL CAGR BACKS BTC 40 30% SATA VOL CAGR BACKS SOL 60 60% CHAD VOL CAGR BACKS 1.5× VOL · 2× CAGR Digital Credit Effective Yields

Calendar days since IPO. STRC and SATA: actual daily closes; day 0 = issue price. CHAD path is illustrative only. Starting price $90 instead of $9.00 for comparison CHAD improves on the digital credit playbook with a faster path to par

Bitcoin is digital capital, Solana is digital energy

Bitcoin stores value. Solana moves it.

CAPITAL

Stores.

Bitcoin stores value. It is scarce, immutable, but slow by design. Digital capital.

7 TPS · $1.5T MKT CAP · 10-MIN SETTLEMENT

ENERGY

Powers.

Solana moves value. It powers transactions, stablecoins, tokenized assets, AI agents. It is fast, cheap, and productive. Digital energy.

100,000+ TPS · MS FINALITY · 6% NATIVE YIELD

DFDV · NASDAQ

15

16 Solana’s TPS potential is on par with Visa… 7 TPS 15-30 TPS 100 TPS 100,000+ TPS 5,000 TPS TPS 65,000 TPS Source: Solscan, Chainspect

17 Source: Chainspect SECONDS (LOG) 1000 100 10 1 0.1 0.15s Visa Solana 1s Sei 1s Avalanche 5s BNB 8s Aptos 8s Sui 13s Cardano ~2 min Ethereum ~10 min Bitcoin Time To Finality 0.15s DFDV · NASDAQ …with transaction finality measured in milliseconds

18 THREE MEGATRENDS CONVERGING SOL is the beneficiary of three megatrends converging all at once. → HIGH THROUGHPUT → SUB-CENT FEES → MS FINALITY → COMPOSABLE PRIMITIVES TAM Estimates are internal forecasts MEGATREND 01 Tokenization TAM: $400T+ MEGATREND 02 Stablecoins MEGATREND 03 Agentic AI TAM: $300T+ TAM: $10T+ TAM: $100T+ SOL

Solana has an early lead in all three onchain megatrend categories

TOKENIZED EQUITY SPOT VOLUME

96%

of all tokenized equity spot volume has settled on Solana

STABLECOIN TVL GROWTH

1st

Highest 5-year CAGR (83%) in stablecoin TVL among major chains.

AGENTIC PAYMENT SHARE

65%

Share of x402 agent-to-agent payment volume.

Sources: Rwa.xyz, Solana Foundation

DFDV · NASDAQ
19
19

Tokenization makes assets programmable, accessible, and easy to transfer ADDRESSABLE MARKET* Global assets eligible for onchain representation $300T ACCESS No broker. No border. A student in India buys a U.S. stock COMPOSABILITY Assets become building blocks Program, parlay, compose. LIQUIDITY Private shares trade like public ones. Pre-IPO becomes pre-anything. SPEED Settlement in less than a second Cost in fractions of a cent. *Internal estimate 20DFDV · NASDAQ

CHAD pairs digital credit with Solana’s tokenized equity leadership, where Solana is #1 in volumes 21

Stablecoins are exploding and are becoming the default settlement rail of the world 22 MEGATREND 02 · STABLECOINS 10x Growth Since 2020 $10T Expected Market Cap by 2030 Source: CoinMarketCap, Internal Forecasts

23 If stablecoins are the chatGPT of crypto, then Solana is Nvidia Source: https://app.rwa.xyz/stablecoins; Average monthly transfer volume for last 3 months 83% 5-Year CAGR $1.25T Q2’26 Transfer Volume

24 Early signs are promising, but agents will need a lot more SOL Source: Artemis 65% Market Share (x402)

CHAPTER 03 03 DFDV: Leveraged SOL Exposure

Our executive team has built and scaled crypto businesses across every market cycle Dan Kang (DK) CSO John Han, CFA CFO Joseph Onorati Chairman & CEO 26 DFDV · NASDAQ Pete Humiston CMO

Three ways to own SOL, but only one compounds and amplifies SPOT ETF DFDV SOL Exposure Grows — — ✓ Staking yield 3.7% 9% Capital markets fuel — — ✓ No management fees ✓ — ✓ Spot offers direct exposure but no amplification and low yields. ETFs are passive wrappers with fees. DFDV offers amplified exposure and engineers risk-adjusted compounding DFDV · NASDAQ 5.9% 27

Intelligent leverage plus SPS growth equals SOL Boost SOL Return the beta + Leverage Effect engine 1 × SPS Growth engine 2 ≈ DFDV Equity Return the boost Even if SOL flatlines, DFDV's return ≈ SPS growth. The engine adds value without needing the price to move. Illustrative framework, not guidance

Intelligent leverage amplifies without liquidation risk Intelligent leverage ✓ Long-dated convertibles and preferreds ✓ No margin calls, no forced-liquidation triggers ✓ No liens on our SOL ✓ Converts to equity as SOL rises; debt exits before repayment is due Predatory leverage ✗ Short-dated, secured, high coupon ✗ Liens against the asset ✗ High liquidation risk ✗ Forces selling exactly when prices move against you

Other amplification alternatives come with near- term liquidation risk Illustrative: $10,000 through a five-year boom-bust cycle (+200%, −50%, +100%, −60%, +200%). Not guidance. Illustrative, excludes taxes and trading costs

SOL per share growth means more exposure to SOL over time DFDV · NASDAQ SPS GROWTH · TTM +24% 0.053 → 0.066 SOL per share Note: Spot and ETF estimated as the increase in SOL from similarly timed and proportional investments into SOL that is then staked. DFDV measures the increase in fully converted SOL per share, detailed under “Additional Information” at the end of this presentation. Increase in SOL TTM 31 31

DFDV is the #1 performing DAT stock and the only SOL DAT with positive returns post treasury launch 32 Source: Google Finance. Equity performance measured since initiation of treasury strategy relative to other DATs from the date of their treasury strategy announcements until 08/27/26.

DFDV optimizes Solana’s native yield 33 Source: https://www.coinbase.com/en-sg/earn/staking/solana, https://jup.ag/stake, 8-10% LEADER: +2 PP

Organic coverage + a variable dividend create ample coverage and a credible path toward par

SOL TREASURY	$mm
SOL Treasury	$255.0
SOL Purchase ($20M)	$20.0
Pro Forma SOL	**$275.0**
ONCHAIN CASH FLOWS	
Staking + Onchain Ops	9%
Onchain Cash Flows	**$24.8**
CHAD Notional	$22.2
Effective Yield	14.4%
Dividend ($M)	**$2.9**
Organic Coverage	**759%**



Validators
+
Staking
+
Onchain Ops
=
8.6x
Organic Dividend Coverage

WHY IT MATTERS

CHAD is the highest-yielding digital credit and the only one backed by real cash flows — we meet the dividend without leaning on the ATM or hurting the common

DeFi Development Corp.

34

CHAPTER 04 04 Terms and Pro-Forma Analysis

CHAD is SATA backed by revenue — organic dividend coverage is our path to par 36 INSTRUMENT NOTIONAL ($M) COUPON INT./DIV. ($M) Convertibles April 2025 Convertible $11 2.50% $0 July 2025 Convertible $115 5.50% $6 Total Convertible Debt $126 5.20% $7 SOL Loans Total SOL Loan Debt $55 6.0% $3 Preferred CHAD $25 13.0% $3 Total Debt + Pref. Obligations $13 8-10% Average organic yield $25M Annualized revenue* Source: Internal figures. SOL denominated debt consists of 562,000 SOL at a weighted average coupon of approximately 6%, and is marked using SOL/USD of $107 *Annualized revenue is an estimate based on pro forma SOL NAV of $275M.

CHAD remains well covered even if SOL falls 50% 37 SOL Price Scenarios: Current SOL -25% SOL -50% $mm Pro Forma SOL NAV $275 $206 $147 Annual Obligations $13 $12 $11 Interest and Dividend Coverage SOL Coverage 20.3x 15.2x 10.2x SOL / CHAD Notional 11.0x 8.2x 5.5x Organic Yield Coverage 1.8x 1.4x 0.9x 20.3x SOL Coverage 1.8x Staking Coverage We do not need to run the common ATM to meet our dividend obligations, even if SOL price falls 25% Assumes 9% organic yield on pro-forma SOL and SOL Equivalents balance

Offering Overview Issuer DeFi Development Corp. (DFDV) Offering Size $20,000,000 Security Variable Rate Series C Perpetual Preferred Stock (CHAD) Price Talk $9.00 Ticker / Exchange CHAD · NASDAQ Variable Dividend Cumulative dividends at an initial rate of 13.0% per annum on the Par Value., subject to adjustment as described below, payable daily. Our current intention, which is subject to change in our sole and absolute discretion, is to adjust the regular dividend rate in such a manner as we believe will maintain the CHAD Stock’s trading price within its stated long-term range of $9.95 and $11.00 per share. We will take any such actions at our sole discretion based on our subjective assessment of market conditions and the measures we believe are necessary to achieve our intended objectives. Book-Running Mgr. RF Lafferty & Co., Inc. 38 Use of Proceeds General corporate purposes, including the acquisition of Solana and for working capital Ranking • Senior to common stock; • On parity with the Series A Preferred Stock and any future class or series of the company’s capital stock expressly designated as ranking on parity with the Series C Perpetual Preferred Stock; • Junior to the company’s existing and future indebtedness (including Convertible Notes); • Structurally junior to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the company is not a holder thereof) capital stock of subsidiaries Stated Amount $10.00

DeFi Development Corp. NASDAQ: DFDV Crypto Born. TradFi Fueled. Built to Stack Solana.

Additional Information 40 DeFi Development Corp. is not an exchange traded product (“ETP”) or an exchange-traded fund (“ETF”) registered under the Investment Company Act of 1940, as amended, is not subject to the same rules and regulations as an ETP or an ETF, and does not operate as an ETP or ETF. In particular, unlike spot Solana ETPs, we (i) do not seek for shares of our common stock to track the value of the underlying Solana we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable spot Solana ETPs to continuously align the value of their shares to the price of the underlying Solana they hold through share creation and redemption, (iii) are a Nevada corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, (iv) are subject to federal income tax at the entity level and the other risk factors applicable to an operating business, such as ours, and (v) are not required to provide daily transparency as to our Solana holdings or our daily NAV.

DAN Hello, everyone. My name is Dan Kang. I’m Chief Strategy Officer and Head of Investor Relations at DeFi Development Corp, joining me today is Joseph Onorati, Chief Executive Officer and Chairman of the Board of Directors, and we’re excited to walk you through our Series C variable-rate perpetual preferred, ticker CHAD. SLIDE 2 - Forward-Looking Statements DK: Before we begin the Q&A, I would like to remind everyone that we will be making forward-looking statements during this call that involve a number of risks and uncertainties. Actual results may differ materially due to risks and uncertainties, which are outlined in our filings with the SEC, including our form 10-K and Form 10-Q. Actual results may differ materially from those expressed or implied in the forward-looking statements due to a variety of factors. These factors are described under forward-looking statements in our shareholder letter and in our most recent filings with the Securities and Exchange Commission. That being said, we urge you to consider these factors and remind you that we undertake no obligation to update the information contained in this call to reflect subsequent events or circumstances. You should be aware that these statements should be considered estimates only and are not a guarantee of future performance. For those of you who follow the space, the most comparable instrument to CHAD is SATA. CHAD is contemplated with a 13% headline dividend, paid daily, with one notable distinction being that par value will be $10 instead of $100. At the current $9 price we’re contemplating, investors are starting with an effective yield of roughly 14.4%. But the yield itself is not really the most interesting part. What we think makes CHAD different is the combination of three things. - First, it is the first Solana-backed preferred to hit the market, which means the asset underneath it is productive. In other words, the dividend can be supported by organic cash generation. - Second, we believe SOL has a higher long-term return profile than BTC, which should support both our asset base and our ability to maintain ample coverage over time. - And third, the variable-rate structure gives us a mechanism to actively support the security toward par SLIDE 4 - Contents DAN Here’s a quick look at what we will discuss. First, we’ll dive into why digital credit exists and why the category has worked. Second, why we think Solana is actually a better asset to back digital credit. Third, why DFDV is the right company to issue it. And finally, we’ll walk through the pro forma math, our pro forma coverage metrics, and our ability to get CHAD to par SLIDE 5 - Chapter 1 - The Rise of Digital Credit SLIDE 6 - Traditional credit forces investors to choose between yield, liquidity, and transparency DAN To start, I think it’s worth asking why digital credit exists at all. DAN Traditional credit has always forced investors into a tradeoff. You can get safety, you can get liquidity, or you can get a meaningful real yield, but it is very difficult to get all three.

DAN Private credit solved part of that problem by offering more yield, but it generally did that by sacrificing liquidity and transparency. You lock up your capital, the marks are not always obvious, and the product is not particularly accessible to a retail investor. SLIDE 7 - Digital credit has exploded in 2026, with Strategy’s STRC notional up 3.6x year over year [DAN] DAN Digital credit has changed that equation, and STRC is probably the clearest proof point. STRC notional has grown dramatically, the holder base is heavily retail, and the market has shown there is real demand for a liquid, exchange-traded income product sitting on top of a crypto treasury. SLIDE 8 - Digital credit has shown lower volatility than crypto, with minimal correlation to BTC [DAN] DAN What is especially interesting is how the preferred itself trades. Despite being issued by a company whose primary asset is Bitcoin, STRC has traded throughout most of its life with relatively low volatility and very little correlation to Bitcoin. DAN That sounds counterintuitive at first. You have a volatile underlying asset, yet you can create a relatively stable income instrument on top of it. SLIDE 9 - Digital credit is powered by volatile, appreciating collateral [DAN] DAN But the volatility and appreciation of BTC are actually features of the model, not bugs. Bitcoin has outperformed most traditional asset classes over long periods of time. The variable-rate preferred harvests a portion of that outperformance and turns it into relatively stable income, while dampening the volatility of the underlying. DAN So Bitcoin proved the model. The question for us was: what happens if you use an asset that has the same basic ingredients, but is also productive? SLIDE 10 - Chapter 2 - Digital Credit’s Next Evolution is on Solana [Advance.] WHY SOLANA - DK SLIDE 11 - Digital Credit works with Bitcoin. It works better with Solana [DAN] DAN So let’s talk about why we think Solana is the best asset to back digital credit. DAN This is probably the most important conceptual slide in the deck. Bitcoin and Solana are both volatile assets. We obviously believe both can appreciate materially over time. But the key difference is that Solana is productive. DAN Bitcoin does not natively generate yield. SOL does. Today, simply participating in the Solana network can generate roughly 6% native yield before you do anything more sophisticated with validators or onchain operations. And historically, our yields have generally ranged closer to 8% to 10%. DAN That is an incredibly powerful dynamic for a variable-rate preferred, because now the underlying asset is doing two jobs at once. It can appreciate and expand the treasury asset base, just like Bitcoin, but it can also generate cash flow that helps pay the dividend. DAN That is a key reason why we think CHAD is a better digital-credit instrument. Not only do we believe SOL has a higher long-term return profile, it also creates a way to cover the dividend that Bitcoin-backed issuers simply do not have in the same way. SLIDE 12 - CHAD takes the model further, pairing a 13% dividend yield with productive SOL collateral [DAN] DAN You are getting that with an effective launch yield of roughly 14.4%. That is above the effective yields shown here for STRC and SATA, while the underlying collateral itself is productive. DAN So the basic pitch is not just ‘higher yield.’ It is higher yield attached to an asset that can actually generate income to help service that yield.

SLIDE 13 - CHAD improves on the digital credit playbook with a faster path to par [DAN] DAN The next obvious question is: if par is $10, why am I buying this at $9? I think this is an extremely important part of the structure. DAN We are not launching below par and simply hoping the market eventually closes the discount, or that SOL price appreciation alone gets us there, although that obviously could help. DAN CHAD, like STRC and SATA, has a variable-rate dividend. Our goal is to get CHAD to par fast, and the variable-rate mechanism gives us a tool to support that outcome. DAN STRC took roughly 99 calendar days to reach par. SATA took roughly 72, in part because it started with a higher yield and was able to follow the STRC playbook. We want to take the learnings from both and try to get CHAD there even faster. DAN We obviously cannot guarantee the same path, and the CHAD line on this chart is illustrative, not a forecast. But STRC and SATA show that the mechanism can work. By starting around SATA’s headline yield, paying dividends daily, and having cash flows that can actually cover the dividend, we think we are starting from a very strong position. SLIDE 14 - Bitcoin is digital capital; Solana is digital energy [DAN] DAN I’d like to spend a few minutes on why we have so much conviction in Solana itself. DAN For those who are newer to crypto, the simplest way I compare Bitcoin and Solana is this: Bitcoin stores value. Solana moves it. Bitcoin is digital capital. Solana is much closer to digital energy. DAN It is a high-throughput network designed to process transactions, stablecoin flows, tokenized securities, consumer applications, and machine-to-machine commerce. And that distinction creates something Bitcoin does not have to the same degree: secular demand tied to actual economic activity. DAN Solana is effectively a bet on crypto utility. We could spend hours talking about why we think it is the best bet on crypto utility, but the short version is: it is fast, it is cheap, and it scales. SLIDE 15 - Solana’s TPS potential is on par with Visa [DAN] DAN How fast? Solana is one of the only crypto networks with the potential to process transactions at a scale comparable to, or greater than, major payment networks like Visa. SLIDE 16 - Transaction finality measured in milliseconds [DAN] DAN And speed is not just about throughput. It is also about finality. The network is moving toward transaction settlement measured in milliseconds. That matters if you want financial assets, payments, or autonomous software to actually run on these rails. SLIDE 17 - Three megatrends converging [DAN] DAN Over the next two to three years, we think Solana is positioned to benefit from three enormous megatrends: tokenization, meaning assets moving onchain; stablecoin growth; and agentic finance. SLIDE 18 - Solana has an early lead in all three onchain megatrend categories [DAN] DAN And importantly, this is not purely theoretical. Solana already has an early, and in some cases dominant, leadership position across all three. DAN It has the overwhelming share of tokenized-equity spot volume in the data shown here, the highest five-year CAGR in stablecoin TVL among major chains, and a significant share of x402 agent-to-agent payment activity. SLIDE 19 - Tokenization makes assets programmable, accessible, and easy to transfer [DAN] DAN Let’s touch briefly on the early proof points. What is tokenization? The idea is actually pretty simple. Equities, funds, private securities, Treasuries, real estate — assets that today live inside fragmented databases and a lot of expensive traditional financial infrastructure — increasingly move onto cheaper, more open, programmable rails. DAN And Solana is one of the best rails for that transition because it is fast, cheap, and capable of handling very high throughput.

SLIDE 20 - CHAD pairs digital credit with Solana’s tokenized equity leadership [DAN] DAN Today, 96% of the tokenized-equity spot volume in the data shown here has settled on Solana. DAN Why does that matter to a preferred investor? Because it means there is a secular growth vector attached directly to the asset supporting the preferred. DAN When you buy CHAD, you are not just buying a regular run-of-the-mill preferred. You are buying digital credit backed by an asset that we think can be a major beneficiary of a very large shift in financial infrastructure. That is something other digital-credit instruments simply do not have in the same way. SLIDE 21 - Stablecoins are exploding and will be a major settlement rail [DAN] DAN You see the same thing in stablecoins. Stablecoins have gone from a crypto-native product to a legitimate global settlement technology, and the market has grown dramatically. SLIDE 22 - If stablecoins are the ChatGPT of crypto, then Solana is Nvidia [DAN] DAN And Solana has become one of the fastest-growing networks for stablecoin activity. DAN The analogy I sometimes use is: if stablecoins are crypto’s ChatGPT moment, Solana has the opportunity to be one of the Nvidias — the infrastructure that is actually powering the application boom. SLIDE 23 - Early signs are promising, but agents will need a lot more SOL [DAN] DAN Lastly, although it is still early for agentic finance, the early signs for Solana are incredibly promising. DAN The idea here is that agents need to transact constantly, in tiny amounts, across borders, without waiting for banking hours or paying card-network minimums. Traditional rails were never designed for that. Blockchains were. DAN And even at this very early stage, Solana already has a significant share of x402 agent payments. DAN Do we need agentic finance to take off to pay our preferred dividends? No. The point is simply that the underlying asset on our treasury has multiple secular demand curves that we think can strengthen the asset base over time. And with that, I’d like to hand it off to Joseph to talk about DFDV and why we’re best positioned to issue CHAD. WHY DFDV - Joseph SLIDE 24 - Chapter 3 - DFDV: Leveraged SOL Exposure SLIDE 25 - Our executive team has built and scaled crypto businesses across every market cycle [JOSEPH] - Thanks, DK. So now that DK has laid out why we like Solana and why we think it is a compelling asset to back digital credit, let me spend a few minutes on why DFDV is the right issuer. - We were the first US- listed Solana digital asset treasury company, and the team combines deep crypto-native experience with traditional finance and public-company experience. - The people on this slide have worked across multiple crypto cycles and across firms including Kraken, Morgan Stanley, Goldman Sachs and Jefferies. - This is a team that was unusually well positioned to launch and operate a digital asset treasury, and we are proud that we were the first non-Bitcoin DAT in the U.S, and have delivered the highest equity returns of any DAT since initiation of our treasury strategy SLIDE 26 - Three ways to own SOL, but only one compounds and amplifies [JOSEPH] - But what does it actually mean to be a DAT, and why would somebody own one? - There are basically three ways for investors to own SOL. You can own spot. You can own an ETF. Or you can own an amplified expression of SOL through DFDV. - Spot gives you direct exposure. An ETF is a passive wrapper. DFDV’s job is different. We are using the power of our balance sheet, staking, validators and the capital markets to grow the amount of SOL exposure attributable to each common share over time.

- This creates amplified, or leveraged SOL exposure, without many of the near-term risks that investors are usually presented when taking on leverage on their own. SLIDE 27 - Intelligent leverage plus SPS growth equals SOL Boost [JOSEPH] - That takes us to what we call the SOL Boost framework. The concept is straightforward: you start with the return of SOL, you add the effect of intelligent leverage, and then you add SOL-per-share growth. - Those two engines — leverage and SPS growth — are how we try to turn basic SOL exposure into leveraged SOL exposure. SLIDE 28 - Intelligent leverage amplifies without liquidation risk [JOSEPH] - But it is important to distinguish between intelligent, well-structured leverage that can withstand a bear market and predatory leverage that can blow up at exactly the wrong time. - For us, good leverage is long-dated, unsecured or structurally flexible, and does not create margin calls or forced-liquidation triggers against the SOL treasury. - That is very different from short-dated secured debt, high leverage on perpetual futures, or structures that force you to sell the asset when the market is already moving against you. - CHAD, by virtue of never having its principal come due, is an example of intelligent leverage SLIDE 29 - Other amplification alternatives come with near-term liquidation risk [JOSEPH] - This next slide shows how that distinction can matter over a volatile five-year period. - And the idea is that traditional forms of leverage can create near-term liquidation risk. - If you trade on margin, or with perps, one unfavorable move in SOL in the near-term takes you to 0 - With DFDV, our capital structure is designed to survive prolonged periods of crypto volatility - For example, SOL could drop 50% tomorrow and the company would not get liquidated - This creates incredible durability in our structure, while letting us amplify the upside when the cycle turns back up. - We’ve seen this play out in the near-term, where DFDV has outperformed SOL by over 2x month to date SLIDE 30 - SOL per share growth means more exposure to SOL over time [JOSEPH] - The second component of SOL Boost is SPS growth — SOL per share — and this is our North Star. - Over the last twelve months, our SOL per share has grown roughly 24%. - That is the metric we care about because simply owning SOL is passive. Our job is to take the same underlying asset and compound it through staking, validators, onchain operations and intelligent use of the capital markets. - For common shareholders, that means more SOL per share over time. SLIDE 31 - DFDV is the #1 performing DAT stock and the only SOL DAT with positive returns post treasury launch [JOSEPH] - And the result, so far, is that since initiating our treasury strategy we have produced the strongest equity performance in the peer set shown here. - We think that reflects both the quality of the underlying asset, and the way the team has operated the balance sheet → by putting intelligent leverage in the capital structure, and putting up industry- leading SPS growth. - With that, I’ll now hand it back to DK for the part that matters most to a preferred investor: the yield engine, the coverage, and the downside cases. YIELD, COVERAGE AND DOWNSIDE PROTECTION SLIDE 32 - DFDV optimizes Solana’s native yield [DAN] DAN Thanks, Joseph. I want to go back and revisit the yield story, because this is where the preferred thesis really comes together.

DAN Today, you can earn about 5.8% through staking ETFs such as BSOL. Net of fees that’s closer to 5.6%. If you stake on coinbase, you only earn 3.4%. - DFDV has historically done better than that because we operate validators, stake directly, and deploy portions of the treasury onchain. - Historically, we have been able to generate roughly 200 to 300 basis points of yield above base staking rates, reflecting our technical expertise, knowledge of crypto, and ability to prudently manage risk. - That yield is real economic income, and the cash flow is substantial relative to the size of CHAD. SLIDE 33 - Organic coverage + a variable dividend create ample coverage and a credible path toward par [DAN] - This slide right here, really highlights the most important distinction versus other digital-credit products. - We do not want our dividend policy to be entirely dependent on the common-equity ATM. We do not want to have to issue stock every quarter simply to pay preferred holders. - In our case, the asset itself — SOL — generates income that can service CHAD. - CHAD is a high-yield preferred paid from a productive asset base. If is the ONLY high yield preferred in the digital credit space, to source dividends from a productive asset base - On the assumptions shown here, our organic yield alone covers the preferred dividend multiple times over. - That matters for the preferred holder, and it also matters for the common shareholder because we are not designing a structure where the preferred dividend automatically becomes dilution for the common. SLIDE 34 - Chapter 4 - Terms and Pro-Forma Analysis [Advance.] SLIDE 35 - CHAD is SATA backed by revenue — organic dividend coverage is our path to par - Now, a quick overview of some pro forma metrics. - On the current assumptions shown in the deck, the company generates roughly $20 million of annualized organic revenue against approximately $13 million of annual debt and preferred obligations. - And notably, we are using the lower end of our historical organic yields. There have been periods where our annualized yield was materially higher, such as Q3 when we generated yields north of 11% - Obviously, not every quarter will look exactly the same. But the point is that there is an organic earnings engine here that simply does not exist for a non-productive treasury asset. SLIDE 36 - CHAD remains well covered even if SOL falls 50% [DAN] - More importantly, the asset coverage is substantial. - At current SOL prices, our analysis shows roughly 20.3 times SOL asset coverage of annual obligations and over 10 times SOL value relative to CHAD notional. - If SOL falls 25: We still show about 15 times SOL coverage, 8 times SOL-to-CHAD coverage, and organic yield remains sufficient to cover our obligations. - In other words, under that scenario, we still do not need to rely on issuing common stock to fund the dividend. - Even if SOL falls 50%, the asset base remains very large relative to CHAD — more than five point five times CHAD notional in the current analysis. - From a digital-credit perspective, the question should not just be: ‘How much do I think SOL goes up?’ It should be: ‘How much asset value sits behind me? How much income does that asset generate? And how far can the underlying asset fall before the preferred becomes stressed?’ - At the contemplated terms, we think the coverage ratios are some of the strongest in the space. SLIDE 37 - Offering Overview [DAN] - So I’ll finish where I started. CHAD is not interesting simply because it has a high dividend. There are plenty of high-yield securities in the world, many of which involve a lot of opaque risk.

- We think CHAD is interesting because it combines a high effective starting yield with productive collateral, organic income that can service the dividend, a large asset base that remains well covered under meaningful downside scenarios, and a variable-rate mechanism that gives us a tool to support the security toward par. - And unlike most traditional preferreds — or even other digital-credit instruments — the collateral itself sits in front of secular growth from tokenization, stablecoins, and agentic finance. SLIDE 38 - DeFi Development Corp. - Crypto Born. TradFi Fueled. Built to Stack Solana. [DAN] - So the simplest way I would frame CHAD is this: digital credit already works. We think Solana makes it that much better. And we built CHAD to turn that advantage into income. DAN: Thank you. Joseph and I thank you for your time and attention today, and we look forward to speaking with you further as we bring CHAD to market.